As filed with the United States Securities and Exchange Commission on April 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tanger Factory Outlet Centers, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	56-1815473
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3200 Northline Avenue

Suite 360

Greensboro, North Carolina 27408-7612

(Address of Principal Executive Offices) (Zip Code)

TANGER FACTOR OUTLET CENTERS, INC.

INDUCEMENT RESTRICTED SHARE AWARD AGREEMENT

INDUCEMENT OPTION AWARD AGREEMENT

(Full title of the plan)

James F. Williams

Executive Vice President and Chief Financial Officer

Tanger Factory Outlet Centers, Inc.

3200 Northline Avenue Suite 360

Greensboro, North Carolina 27408-7612

(336) 292-3010

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, $0.01 par value	1,389,308	$ 4.33	$ 6,015,703.64	$ 780.84

(1)

Consists of 1,389,308 common shares, par value $0.01 per share (“Common Shares”) of Tanger Factory Outlet Centers, Inc. (the “Company”) available for issuance pursuant to two inducement restricted share award agreements and an inducement option award agreement to be entered into with Stephen Yalof as a material inducement for his employment with the Company. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares of the Company which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of outstanding shares of Common Shares.

(2)

For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices per Common Share as reported on the New York Stock Exchange on April 3, 2020.

EXPLANATORY NOTE

This registration statement registers 1,389,308 common shares that may be issued pursuant to the inducement restricted share award agreements and inducement option award agreement entered into with Stephen Yalof (the “Inducement Awards”) as a material inducement for his employment with the Company. The Inducement Awards were approved by the compensation committee of the Company’s board of directors in reliance on the employment inducement exception to shareholder approval provided under New York Stock Exchange Listing Rule 303A.08.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to the participant in the Inducement Awards covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to the participant in the Inducement Awards covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Section 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 19, 2020;

(b) The Company’s Current Report on Form 8-K filed with the Commission on March 31, 2020 (except for Item 7.01 and the exhibits furnished on Item 9.01 that relate to Item 7.01);

(c) The description of the Common Shares contained in the Company’s Registration Statement on Form S-3ASR, filed with the Commission on March  2, 2018, including any amendments or reports filed for purposes of updating such description, including the Description of Capital Shares filed as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019; and

(d) All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the Company’s fiscal year ended December 31, 2019.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a North Carolina corporation. The Company’s Amended and Restated Articles of Incorporation contain a provision authorized by Section 55-2-02(b)(3) of the North Carolina Business Corporation Act (the “NC BCA”) eliminating the personal liability of a director arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of any duty of a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any transaction from which the director derived an “improper personal benefit” as that term is defined in the NC BCA, (iii) acts or omissions occurring prior to the effective date of the Articles or (iv) acts or omissions with respect to which the NC BCA does not permit the limitation of liability.

The Company has also adopted indemnification provisions authorized by NC BCA Section 55-8-57 which obligate the corporation:

(1) to indemnify any person who serves or has served as a director or officer against (i) any liability for or obligation to pay reasonable expenses, including attorneys’ fees, incurred by such officer or director in connection with any proceeding arising out of such director’s or officer’s status as such or any activities of such director or officer in such capacity and (ii) any liability for or obligation to pay any judgment, settlement, penalty or fine (including an excise tax assessed with respect to an employee benefit plan) in any such proceeding; and

(2) to indemnify any person who serves or has served as a director or officer and who, at the request of the corporation, serves or has served as a director, officer, partner, trustee employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan against (i) any liability for or obligation to pay reasonable expenses, including attorneys’ fees, incurred by such officer or director in connection with any proceeding arising out of such person’s status as a director or officer of the corporation or as a director, officer, partner, trustee, employee or agent of such other corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan or any activities of such director or officer in any of such capacities and (ii) any liability for or obligation to pay any judgment, settlement, penalty or fine (including an excise tax assessed with respect to any employee benefit plan) in any such proceeding.

Provided however, such indemnification does not extend to any liability or expense the director or officer may incur on account of his or her activities which, at the time taken, were known or believed by such director or officer to be clearly in conflict with the best interests of the corporation

Pursuant to Section 55-8-51 of NC BCA, a North Carolina corporation may indemnify a director against liability in any proceeding to which the director is made a party because of his status as such if the director (i) conducted himself in good faith, (ii) reasonably believed that his conduct in his official capacity was in the corporation’s best interests and, in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Pursuant to Section 55-8-52 of the NC BCA, a North Carolina corporation is required to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding.

Pursuant to Section 55-8-54 of the NC BCA, the court may order indemnification of a director of a North Carolina corporation in any proceeding to which the director is a party if the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

The term “proceeding” as used herein includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (and any appeal therein), whether formal or informal and whether or not brought by or on behalf of the corporation.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Index to Exhibits

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996).

4.1A	Amendment to Amended and Restated Articles of Incorporation dated May 29, 1996 (incorporated herein by reference to Exhibit 3.1A to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996).

4.1B	Amendment to Amended and Restated Articles of Incorporation dated August 20, 1998 (incorporated herein by reference to Exhibit 3.1B to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

Exhibit Number	Description of Exhibit

4.1C	Amendment to Amended and Restated Articles of Incorporation dated September 30, 1999 (incorporated herein by reference to Exhibit 3.1C to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999).

4.1D	Amendment to Amended and Restated Articles of Incorporation dated November 10, 2005 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 10, 2005).

4.1E	Amendment to Amended and Restated Articles of Incorporation dated June 13, 2007 (incorporated herein by reference to Exhibit 3.1E to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

4.1F	Articles of Amendment to Amended and Restated Articles of Incorporation dated August 27, 2008 (incorporated herein by reference to Exhibit 3.1(f) of the Company’s Current Report on Form 8-K dated August 29, 2008).

4.1G	Articles of Amendment to Amended and Restated Articles of Incorporation of Tanger Factory Outlet Centers, Inc. dated May 18, 2011 (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.1H	Articles of Amendment to Amended and Restated Articles of Incorporation of Tanger Factory Outlet Centers, Inc. dated May 24, 2012 (incorporated herein by reference to Exhibit 3.1H of the Company’s and Tanger Properties Limited Partnership’s Form S-3 dated June 7, 2012).

4.2	By-Laws of Tanger Factory Outlet Centers, Inc. restated to reflect all amendments through May 18, 2012 (incorporated by reference to Exhibit 3.2 to the Company’s and Tanger Properties Limited Partnership’s Form S-3 dated June 7, 2012).

4.3	Specimen Common Share certificate (incorporated by reference to Exhibit 4.1 to the Company’s and Tanger Properties Limited Partnership’s Registration Statement on Form S-4, filed April 9, 2009, as amended, Registration Nos. 333-158503)

5.1*	Opinion of Womble Bond Dickinson (US) LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

99.1*	Form of Inducement Restricted Share Award Agreement.

99.2*	Form of Inducement Option Award Agreement.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greensboro, State of North Carolina, on April 10, 2020.

TANGER FACTORY OUTLET CENTERS, INC.

By:	/s/ James F. Williams
James F. Williams
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Registrant hereby severally constitutes and appoints James F. Williams and Chad D. Perry as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David B. Henry	Non-Executive Chairman of the Board of Directors	April 10, 2020
David B. Henry

/s/ Steven B. Tanger	Director, Chief Executive Officer	April 10, 2020
Steven B. Tanger	(principal executive officer)

/s/ James F. Williams	Executive Vice President and Chief Financial Officer	April 10, 2020
James F. Williams	(principal financial officer)

/s/ Thomas J. Guerrieri Jr.	Vice President, Chief Accounting Officer and Controller	April 10, 2020
Thomas J. Guerrieri Jr.	(principal accounting officer)

/s/ William G. Benton	Director	April 10, 2020
William G. Benton

/s/ Jeffrey B. Citrin	Director	April 10, 2020
Jeffrey B. Citrin

Signature	Title	Date

/s/ Thomas J. Reddin	Director	April 10, 2020
Thomas J. Reddin

/s/ Thomas E. Robinson	Director	April 10, 2020
Thomas E. Robinson

/s/ Bridget M. Ryan-Berman	Director	April 10, 2020
Bridget M. Ryan-Berman

/s/ Allan L. Schuman	Director	April 10, 2020
Allan L. Schuman

/s/ Susan E. Skerritt	Director	April 10, 2020
Susan E. Skerritt

/s/ Luis A. Ubiñas	Director	April 10, 2020
Luis A. Ubiñas